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                                                                    EXHIBIT 99.2

August 13, 2004

Dear Shareholder,

We wish to inform you that the Board of Directors of CIB Marine Bancshares, Inc. has reached a definitive agreement to sell the Company's Chicago-area banking subsidiary, CIB Bank--Chicago, to First Banks, Inc. of St. Louis, Missouri, for $62 million in cash. We expect to complete the sale in the fourth quarter of 2004, subject to certain conditions, including approval by regulatory authorities.

The Board made this decision after carefully evaluating a range of alternatives. We believe that the transaction will contribute significantly to our efforts to address CIB Marine's capital, asset quality and financial performance issues, and allow the Company to substantially comply with key elements of the recent regulatory orders.

o The proceeds of the sale, and the resulting divestiture of the assets of CIB Bank--Chicago, will strengthen the capital ratios of CIB Marine and our remaining banking subsidiaries. Following the sale, we believe that all of our banking subsidiaries will meet or exceed the applicable regulatory capital requirements.

o The divestiture of CIB Bank--Chicago also will bring about a substantial decrease in the level of doubtful or substandard assets.

o The transaction will allow the Company to focus our attention and resources on our community banking locations in Central Illinois, Wisconsin, Indiana, Florida, Nebraska, Arizona and Nevada. In this regard, we have cancelled the previously announced plans to market for sale Citrus Bank, N.A. and Marine Bank, Scottsdale, Arizona.

While much work remains to be done, we are pleased to have taken this important step for the future of CIB Marine. We appreciate your support and will continue to keep you informed of key developments.

Sincerely,


The Board of Directors


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Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Actual results could differ materially from those indicated by such statements. For information about factors that could affect actual results, please refer to the Company's periodic reports filed with the Securities and Exchange Commission.
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